Exhibit 99.3

AMENDMENT AGREEMENT No. 2

dated as of 27 July 2026

to an equity-linked security arrangement dated 22 May 2026,
as amended by an amendment agreement dated 13 July 2026

Between:

SOCIÉTÉ GÉNÉRALE, a société anonyme, having its registered office at 29 boulevard Haussmann, 75009 Paris, registered with the Registre du Commerce et des Sociétés of Paris under the number 552 120 222 R.C.S. Paris and with ADEME number FR231725_01YSGB, represented by Yasmine KARADJA duly authorised for the purposes thereof (“Party A”)

And:

VEGA a société par actions simplifiée, having its registered office at 16, rue de la Ville L’Evêque, 75008 Paris, France, registered with the Registre du Commerce et des Sociétés of Paris under the number 908 731 912 R.C.S. Paris, duly represented by Xavier de Neuville (“Party B”)

1.1	This amendment agreement No. 2 (“Amendment”) is made and entered into between Party A and Party B, hereinafter referred to individually as a “Party” and collectively the “Parties”.

1.2	Whereas Party A and Party B entered into an equity-linked security arrangement on May 22, 2026 (the “Transaction”), evidenced by a confirmation dated May 22, 2026, as amended by the Parties by an amendment agreement dated 13 July 2026 (the “Confirmation”), governed by an FBF Master Agreement dated as of May 22, 2026 (the “Master Agreement”), each as amended, supplemented or otherwise modified from time to time.

1.3	Whereas Party A and Party B desire to amend the Transaction.

Accordingly, in consideration of the mutual agreements contained in this Amendment the Parties agree as follows:

1.	Amendments to Transaction

Party A and Party B hereby agree that, upon execution of this Amendment by both Parties, and subject to Article 2 below, with effect from the date hereof (the “Amendment Effective Date”), the Confirmation, as amended on 13 July 2026, is hereby amended as set out in Appendix 1 (Amended Confirmation) hereto. For the avoidance of doubt, the Parties acknowledge that this amendment is made between them without novation.

2.	Conditions precedent

The entry into force of the Amendment is subject to the following, in each case in a form and substance satisfactory to Party A on the date hereof :

(i)	a duly authorised signatory of Party B has duly executed and delivered this Amendment; and

(ii)	no Event of Default has occurred and is continuing on the Amendment Effective Date.

3.	Continuity and further assurance

3.1	Continuing obligations

Except for any amendment to the Transaction and the Confirmation made pursuant to this Amendment, all terms and conditions of the Transaction, the Confirmation and the Master Agreement will continue in full force and effect in accordance with their provisions on the Amendment Effective Date.

3.2	Further assurance

Party B shall at its own expense, do all acts and steps necessary or desirable to give effect to the amendments effected or to be effected by this Amendment.

4.	Representations

Party B repeats as of the date hereof the representations made to Party A in (a) Sections 6.1.1 to 6.1.10 of the FBF Master Agreement provided that reference therein to "this Transaction" shall be deemed to be reference to this Amendment; and (b) Sections G (Representations and undertakings), sub paragraphs 2(i)(ii), 7(i)(ii), 8, 9, 10 and 12 (provided that the existence of this Amendment, the Master Agreement and the Transaction does not constitute material non-public information for the purpose of these provisions).

5.	Miscellaneous

(a)	Entire Agreement; Restatement. This Amendment constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Master Agreement.

(c)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(d)	Governing law & Jurisdiction. This Amendment and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with French law. The provisions of Clause 14 (Governing Law, Jurisdiction) of the Master Agreement shall apply to this Amendment as it applies to the Master Agreement.

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6.	Electronic signature

In accordance with articles 1366 and 1367 of the Civil Code, this Amendment may be signed electronically by each of the authorized representatives of the Parties. The Parties acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Amendment by such signatories. Each Party acknowledges that it has received all the information required for the electronic signature of this Amendment and that it has signed this Amendment electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Amendment. Furthermore, in accordance with the provisions of article 1375 of the Civil Code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to this Amendment. The delivery of an electronic copy of this Amendment directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to this Amendment.

IN WITNESS whereof the Parties have executed this Amendment on the respective date specified below with effect from the Amendment Effective Date.

On 27 July 2026.

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VEGA

By:	/s/ Xavier DE NEUVILLE

Name: Xavier DE NEUVILLE

Title: Authorised signatory

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SOCIÉTÉ GÉNÉRALE

By:	/s/ Yasmine KARADJA

Name: Yasmine KARADJA

Title: Authorised signatory

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Appendix 1 – Amended Confirmation

DATE: 22 May 2026, as amended by amendment agreements dated 13 July 2026 and 27 July 2026, respectively

FROM: SOCIETE GENERALE, a public limited company with a share capital of EUR 930,492,767.50, whose registered office is at 29, boulevard Haussmann, 75009 Paris, with the unique identification number RCS Paris 552 120 222 and with ADEME number FR231725_01YSGB, represented by Olivier BUTTIER, duly authorised, acting for the purposes hereof through its registered office (hereinafter “SG” or “Party A”)

LEI: O2RNE8IBXP4R0TD8PU41

A:	VEGA, a simplified joint-stock company with a sole shareholder and a share capital of €10,000.00, with its registered office at 16, rue de la Ville l’Evêque, with the unique identification number 908 731 912 RCS Paris, duly represented for the present purposes, acting for the purposes hereof through its registered office (“VEGA” or “Party B”)

LEI: 9695001RZBW9UM255U67

(hereinafter referred to as the “Parties”, and individually as a “Party”),

Gentlemen,

We hereby confirm the terms of the transaction implemented between the Parties (the “Transaction”) governed by the agreement referred to in the following paragraph and by the provisions of this confirmation (the “Confirmation”). This document constitutes a Confirmation, as that term is defined in the Agreement (as that term is defined below).

This Transaction is governed (i) by the provisions of the FBF Master Agreement relating to transactions in forward financial instruments entered into between the Parties on 22 May 2026, as supplemented and/or amended by its annexes, and as subsequently amended (the “Agreement”) and (ii) by the definitions and provisions contained in the Technical Addenda “Share Option” and “Interest Rate or Currency Swap” as well as by the “Definitions Common to Several Technical Addenda” published by the Association Française des Banques (now the French Banking Federation) (“AFB”), supplemented and/or amended as set out below (the Technical Addenda “Share Option” and “Interest Rate or Currency Swap” and the “Definitions Common to Several Technical Addenda” being collectively referred to as the “AFB Technical Addenda”), which form an integral part of the Agreement.

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In the event of any discrepancy between the provisions of the Agreement or the AFB Technical Addenda and those of the Confirmation, the provisions of the Confirmation shall prevail.

Any amendments made to the Agreement and the AFB Technical Addenda by the French Banking Federation shall not apply to this Confirmation unless the Parties agree otherwise.

Neither Party acts nor intends to act in concert with the other Party or with any third party in relation to the Issuer.

The Parties acknowledge that a French language version of this Confirmation (the "French Version") was initially executed between the Parties on 22 May 2026 and amended on 13 July 2026 and on 27 July 2026. The Parties agree that, in the event of any inconsistency, discrepancy or conflict between the terms of this Confirmation and the French Version, the French Version shall prevail.

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

I.       DEFINITIONS

"Share":

Shares listed on the Stock Exchange (ISIN Code: GB00BH4HKS39) issued by the Issuer, or any security that may replace them.

"Notional Share":

Any Shares purchased by SG for hedging purposes in connection with the Increase in the Notional Amount. It is hereby clarified, where necessary, that the Number of Notional Shares will increase during the Constitution Period and may be adjusted in accordance with the provisions of Article III – Special Provisions set out below. Apart from these scenarios for changes in the Notional Number of Shares specifically provided for in this Confirmation, the Notional Number of Shares shall be independent of SG’s management of its hedging, and SG may freely dispose of the hedging shares it has acquired without this affecting the Notional Number of Shares.

"Agent":

SG

"Stock Exchange":

LSE or any other regulated market on which the Share may come to be primarily listed.

"Early Closure":

For a Trading Day, the close prior to the Stock Exchange’s scheduled closing time, unless such early close is announced by the Stock Exchange at least one hour before the earlier of (x) the effective closing time for the usual trading session on that Stock Exchange on that Trading Day, and (y) the deadline for submitting orders on the Stock Exchange for execution at the Valuation Time on that Trading Day.

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"Top-Up Commencement Date":

The later of (i) 1 July 2026 and (ii) the End of the Constitution Period.

"Market Disruption":

In relation to the Share, the occurrence or existence of (i) a Stock Exchange Malfunction, (ii) a Trading Malfunction, which the Agent considers to be significant, or (iii) an Early Close.

"Currency":

EUR up to and including the second Business Day following the Currency Change Date, and GBP thereafter.

“Currency Change Date”:

28 July 2026.

"Stock Exchange Malfunction":

For a Share, any event (other than an Early Closure) that renders it impossible for market participants in general to execute transactions or to obtain market values for that Share on the Stock Exchange.

"Trading Disruption":

In relation to a Share, any suspension or restriction imposed by the Stock Exchange due to price movements exceeding the limits permitted by the Stock Exchange or for any other reason, on transactions relating to that Share.

"Issuer":

Vodafone Group PLC, a public limited company under the laws of England and Wales, with Legal Entity Identifier (LEI) 213800TB53ELEUKM7Q61, whose registered office is at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, registered at Companies House with registration number 01833679 (or any company that may replace it pursuant to the terms of the Transaction) (hereinafter, the "Company").

"€STR":

Refers to the overnight euro rate expressed as an annual rate, determined by the European Central Bank on the basis of information provided to it by the main interbank market operators regarding transactions carried out on each TARGET Business Day and published on the following TARGET Business Day at approximately 08:00 (Brussels time) by the European Banking Federation on the Bloomberg ESTRON Index screen or on any other page that may replace it.

In the event that it is impossible to determine the €STR under the conditions set out above by 11.00 am (Brussels time) on the said TARGET Business Day, the €STR shall be equal to the average of the rates offered by reference banks for euro deposits of an amount comparable to the amount in question, for a duration of one day (24 hours) on the euro area interbank market at around 11:00 (Brussels time) on the same TARGET Business Day.

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In the event of the €STR ceasing to exist and being replaced by a rate of the same nature or equivalent by the European Central Bank, as well as in the event of a change affecting the body publishing it or the terms of publication, the rate resulting from such replacement or change shall apply automatically.

In the event that the €STR rate published on a given date is negative, the Parties agree that the €STR rate applicable on that date shall be equal to 0%.

"Valuation Time":

The close of trading on the Stock Exchange.

"Trading Day":

Any day on which the Stock Exchange and the Related Market are open and operating for trading during their respective normal trading sessions.

"Business Day":

In the case of a payment obligation in EUR, TARGET2.

In the case of a payment obligation in GBP, a day on which commercial banks are open for the conduct of their ordinary business (including foreign exchange transactions and foreign currency deposits) in London and on which the GBP payment system is operating.

In the case of a Delivery obligation, a day on which the settlement system necessary for the fulfilment of the relevant Delivery is generally open and operating in such a way that the Delivery can be effected in accordance with market practices in the relevant financial centre.

For the purposes of the New Circumstance referred to in Article 7.2.1.1, a day on which commercial banks are open for the conduct of their day-to-day business (including foreign exchange transactions and foreign currency deposits) in the financial centre where the event or circumstance giving rise to a New Circumstance under Article 7.2.1.1 occurs.

For all other purposes, a day on which commercial banks are open for the conduct of their day-to-day business (including foreign exchange transactions and foreign currency deposits) in Paris.

"Related Market":

The principal market for options on the Share or futures contracts on the Share, or any market that may succeed it.

"Specific Amount":

At any time, the sum of all amounts in EUR and GBP previously paid by VEGA to SG in the event of a Top-Up Event, less any amounts paid by SG to VEGA following a Release Event. The Agent shall calculate the Specific Amount and update it daily in accordance with any adjustments made in accordance with the terms of this Transaction.

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"Daily Number of Shares":

The number notified by SG to VEGA via the Notification of Increase in the Notional Amount after the close of trading on each Trading Day during the Constitution Period.

"Constitution Period":

The period commencing on the Commencement Date and ending at the End of the Constitution Period.

"Daily Reference Price":

The price in EUR (by reference to the Exchange Rate) notified by SG to VEGA via the Notification of Increase in Notional Amount after the close of trading on each Trading Day of the Constitution Period, net of all costs and charges previously approved by VEGA, it being specified that no Increase in the Notional Amount may occur on the Currency Change Date as the Maximum Notional Amount has already been reached.

"Reference Price":

For a Business Day during the Constitution Period, the volume-weighted average price calculated on the basis of the Daily Number of Shares and the Daily Reference Prices for the Trading Days preceding that Business Day from the start of the Constitution Period and for that Business Day if it is also a Trading Day, expressed in EUR; and at the end of the Constitution Period, up to and including the second Business Day following the Currency Change Date, the price in EUR notified in writing by the Agent to the Parties after the close of trading, corresponding to the volume-weighted average price calculated on the basis of the Daily Number of Shares and the Daily Reference Prices recorded throughout the Constitution Period, and, after the second Business Day (excluded) following the Currency Change Date, the Reference Price in EUR converted into GBP at the Currency Change Exchange Rate (it being understood that Party A shall notify Party B in writing of such amount in GBP as soon as possible), and as may be adjusted in accordance with the provisions of Article III Special Provisions below in the event of any occurrence having a dilutive or anti-dilutive effect on the value of the Share.

“SONIA”:

Means, for each Business Day, the Sterling Overnight Index Average rate expressed as an annual rate, determined by the Bank of England and published on the following Business Day at approximately 10:00 (London time) by or on behalf of the Bank of England on Bloomberg page SONIA Index or any successor page.

If SONIA cannot be determined as described above by 11:00 (London time) on that Business Day, the Agent shall determine the applicable SONIA rate in good faith, taking into account, in particular, the last known SONIA rate, unless the Agent has officially selected a replacement rate, with any adjustment necessary to preserve its economic effect.

If the SONIA rate published on a given date is negative, the Parties agree that the SONIA rate applicable on that date shall be equal to 0%.

"Exchange Rate":

Means the spot rate of exchange from GBP into EUR published by Bloomberg on page BFIX at 6.00pm (Paris time) mid point on a given Trading Day, which shall be notified by Party A to Party B.

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“Currency Change Exchange Rate”:

Means the arithmetic average of the EUR-to-GBP spot exchange rates published by Bloomberg on page BFIX at 14:00 (Paris time) and 17:00 (Paris time), mid-point, on the Currency Change Date, which shall be notified by Party A to Party B.

"Share Value":

Has the meaning given to such term in the Appendix.

II.   TECHNICAL DETAILS

Signature Date of the Transaction:	22 May 2026
Commencement Date:	22 May 2026
Expiry Date:	Subject to the automatic extension provision below, 9 months from the Signature Date of the Transaction or any earlier date notified by VEGA to SG with two business days’ notice.
Automatic extension:	The Expiry Date will be automatically postponed to the Business Day falling 12 months following the Signature Date, unless Party A notifies to Party B its intention not to proceed with such extension, provided that such a notification of non-extension by Party A must occur before August 30, 2026 to be effective.

Number of Notional Shares:	Means at any time:

(i)	for any Business Day during the Constitution Period, a number of Shares equal to the sum of the Daily Share Counts for the Trading Days preceding that Business Day since the start of the Constitution Period and for that Business Day itself, if it is also a Trading Day, following receipt by VEGA of the Notification of Increase in the Notional Amount;
(ii)	after the End of the Constitution Period, 630,000,000 (six hundred and thirty million), as may be adjusted in accordance with the provisions of Article III Special Provisions below,

it being understood that the Number of Notional Shares shall in no event exceed the Maximum Number of Notional Shares.

Maximum Notional Share Count:	630,000,000 (six hundred and thirty million)

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Notional Amount:	Means, at any time, an amount expressed (i) in EUR up to and including the second Business Day following the Currency Change Date and (ii) in GBP after the second Business Day following the Currency Change Date, equal to the product of the Notional Number of Shares and the Reference Price, it being understood that the Notional Amount may never exceed the Maximum Notional Amount.
Maximum Notional Amount:	Has the meaning given to such term in the Appendix.
Increase in the Notional Amount:

At any time during the Constitution Period, SG may establish and increase the Notional Amount (up to the Maximum Notional Amount and in accordance with the parameters agreed, where applicable, with Party B), provided that it has sent a notification to that effect, by email, to VEGA specifying (a) the Daily Number of Shares (as well as the Notional Number of Shares), (b) the Daily Reference Price (as well as the Reference Price) and (c) the Trading Day on which the Notional Amount Increase will take effect (the “Notional Amount Increase Notice”).

From the Currency Change Date, no Increase in the Notional Amount shall be possible as the Maximum Number of Notional Shares has already been reached.

End of the Constitution Period:	Means the earlier of the following dates:

(i)	the Expiry Date,
(ii)	the date (inclusive) on which the Notional Amount reaches the Maximum Notional Amount,
(iii)	the date (inclusive) on which the Notional Number of Shares becomes equal to the Maximum Notional Number of Shares,
(iv)	the date of receipt by Party A of a notice from Party B instructing Party A to terminate the Constitution Period ( such notice including a confirmation by Party B that the representations in Article III.G.2. are accurate as at the date of the notice).

1) Variable Amounts:
Payer of the Variable Amount:	VEGA
EUR Variable Amount Application Period:	The period commencing on the second Trading Day following the Commencement Date (included) and ending on the second Business Day following the Currency Change Date (excluded).

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GBP Variable Amount Application Period:	The period commencing on the second Business Day following the Currency Change Date (included) and ending on the Delivery Date of the Notional Number of Shares (excluded).
Variable Amount Rate:	For each Business Day of the Variable Amount Application Period, (i) the €STR applicable on that Business Day up to and including the second Business Day following the Currency Change Date and (ii) the SONIA applicable on that Business Day after the second Business Day following the Currency Change Date.
Variable Amount:	An amount equal to the sum of the Daily Variable Amounts calculated on each Business Day of the Variable Amount Application Period.
Daily Variable Amount

The product calculated on each Business Day of the EUR or GBP Variable Amount Application Period of (i) the Variable Amount Application Base, (ii) the Variable Amount Rate plus the Margin, as recorded on that Business Day of the Variable Amount Application Period, and (iii) the Basis for Calculating the Variable Amount applied to the Notional Amount for that Business Day.

"Variable Amount Application Base" means, for a Business Day within the Variable Amount Application Period, the Notional Amount for that Business Day, plus the sum of the Daily Variable Amounts calculated in accordance with the formula above on the preceding Business Days within the Variable Amount Application Period.

Variable Amount Payment Date:	The second Business Day following the Currency Change Date for the EUR Variable Amount Application Period, and the last day of the GBP Variable Amount Application Period, and if that day is not a Business Day, the next Business Day.
Terms of payment of the Variable Amount	Should the Variable Amount Payment Date correspond to the Delivery Date for the Notional Number of Shares, the Variable Amount shall be paid by Party B to SG through a separate cash flow than the Notional Amount to be paid as part of the Delivery of the Notional Number of Shares.
Margin:	Has the meaning given to such term in the Appendix.
Basis for Calculating the Variable Amount:	The exact number of days between a Business Day in the Variable Amount Application Period and the next Business Day in the Variable Amount Application Period, divided by 360.

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2) Amount of Distributed Rights:
Payer of the Amount of Distributed Rights:	SG. The Parties agree, however, that in the event of the allocation of Distributed Rights in kind and in lieu of payment of the Amount of Distributed Rights, SG may deliver to VEGA securities equivalent to the Distributed Rights in kind up to the Amount of Distributed Rights.
Period of Application of the Amount of Distributed Rights:	The period between the second Business Day following the Commencement Date (inclusive) and the Expiry Date (exclusive).
Amount of Distributed Rights:	An amount equal to the product of (i) the Number of Notional Shares at the close of the Trading Day preceding the ex-rights date for the Distributed Rights and (ii) the Distributed Rights. The Parties agree that the Amounts of the Distributed Rights shall be expressed in the currency of payment of the Distributed Rights by the Issuer and shall be paid to Party B in EUR or, by applying the Exchange Rate to the extent they would be paid in GBP.
Distributed Rights:	Has the meaning given to such term in the Appendix.
Payment Date for the Amount of Distributed Rights:	The second Business Day following the date on which the Issuer pays, allocates or credits to account the relevant Distributed Rights.
3) Fixed Amount:
Payer of the Fixed Amount:	VEGA
Fixed Amount:	Has the meaning given to such term in the Appendix.
Fixed Amount Payment Date:	The second Business Day following the Currency Change Date.
Terms of payment of the Fixed Amount	Should the Fixed Amount Payment Date correspond to the Delivery Date for the Notional Number of Shares, the Fixed Amount shall be paid by Party B to SG through a separate cash flow than the Notional Amount to be paid as part of the Delivery of the Notional Number of Shares.[15]
4) Delivery of the Notional Number of Shares:	On the Delivery Date of the Notional Number of Shares, but subject always to the Additional Delivery Conditions set out below, SG shall deliver to Party B, automatically and without any option on the part of Party B, the Notional Number of Shares against payment by Party B of the Notional Amount.

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Additional Delivery Conditions	As a condition precedent to any Delivery of the Notional Number of Shares (whether in whole or in part, and whether at the final relevant scheduled Expiry Date or earlier pursuant to the voluntary right to settle contemplated under the definition of Expiry Date above), Party B shall (x) represent that all relevant notices, filings, consents, orders, approvals, and other authorizations (including any applicable foreign direct investment authorization and anti-trust clearances), whether governmental or corporate, necessary or required to be obtained or made by Party B for the purposes of Delivery of the relevant number of Shares on such date in accordance with the terms of this Agreement, have been obtained or made by Party B and have not been revoked or amended and (y) give available evidence of the foregoing to Party A, it being specified that:

(A)	no Delivery of any of the Notional Number of Shares shall be permitted until receipt of approval by the German Federal Cartel Office pursuant to the German Act Against Restraints of Competition (ARC), as amended (or confirmation that such authority does not have jurisdiction); and
(B)	any Delivery of any of the Notional Number of Shares such that after such Delivery, Party B, together with its Affiliates, will hold more than 9.9% of the share capital and the voting rights of the Issuer shall be subject to receipt of (1) approval by the Competition Commission of India pursuant to the Indian Competition Act, as amended (or confirmation that such authority does not have jurisdiction) and (2) Swedish, Danish, Romanian, UK and US foreign direct investment authorizations (or confirmation that such authorities do not have jurisdiction).

if Party B does not provide available evidence to Party A that all such notices, filings, consents, orders, approvals and other authorizations referred to in above have been obtained at the latest on the final scheduled Expiry Date), without any option of Party B:

(A)	Party A will Deliver to Party B a number of Shares on the second (2nd) Business Day following the Expiry Date such that after such Delivery, Party B will not hold more than 9.9% of the share capital and the voting rights of the Issuer (the information on the number of Shares to be delivered to comply with this condition being provided by Party B to Party A), against payment by Party B to Party A of an amount equal to the product of such number of Shares to be Delivered and the Reference Price, on a delivery-versus-payment basis; and
(B)	if on the 30th Exchange Business Day prior to the final scheduled Expiry Date, the Additional Delivery Conditions mentioned immediately above, are not met, the Parties will discuss, in good faith, the reasonable applicable procedure(s) to proceed with the settlement and if the Parties are not able to reach an agreement within a period of five (5) Business Days, then a Change of Circumstances (Circonstance Nouvelle) with respect to Party B only will have occurred on that 5th Business Day, with Party B being the sole Affected Party.

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Clearing Organisation(s)	CREST.
Delivery Date of the Notional Number of Shares	The second Trading Day following the Expiry Date, subject to (i) the provisions set out in paragraph 4 below and (ii) the event of a Disruption to the Settlement System.
Disruption to the Settlement System

If, on the Delivery Date of the Notional Number of Shares, a Settlement System Disruption occurs or is in progress, that date shall be postponed to the first Clearing Day following the end of the Settlement System Disruption, provided that such Clearing Day falls within 10 Business Days of the date that would have been the Delivery Date for the Notional Number of Shares had the Settlement System Disruption not occurred.

If the Settlement System Disruption is still ongoing on the tenth Business Day, the Parties undertake to negotiate in good faith to determine a commercially acceptable alternative method of delivery.

For the avoidance of doubt, it is hereby clarified that prior to the Delivery Date of the Notional Number of Shares, Party B shall have no voting rights in respect of such Shares under this Confirmation, nor any right to give any instructions to Party A regarding the exercise of the corresponding voting rights.
6) Payment and Delivery Instructions:
Payment to Party B:	Set out in a separate letter
Delivery to Party B:	Set out in a separate letter
Payment to SG:	Set out in the Appendix
7) Notifications:
Notifications to be sent to Party B:	Set out in the Appendix
Notifications to be sent to SG:	Set out in the Appendix
8) Miscellaneous:
Financial Centre(s) selected for determining Business Days:	TARGET2 up to and including the second Business Day following the Currency Change Date, and London thereafter.
Business Day Convention:	Next Business Day
Trading Day Convention:	Next Trading Day

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III.	SPECIAL PROVISIONS

A.       Failure to comply with the procedure to be followed upon the occurrence of a “Top-Up Event”

(i) Definitions

For the purposes of the Transaction:

The term “Ratio” means, for a given Trading Day, the following ratio:

The term "Maximum Ratio" has the meaning given to such term in the Appendix.

The term “Release Ratio" has the meaning given to such term in the Appendix.

The term “Initial Ratio” has the meaning given to such term in the Appendix.

"Restoration of the Ratio" means that, following receipt of a Top-Up Notice (as defined below), VEGA pays an amount (the "Top-Up Amount") in GBP or EUR to SG to increase the Specific Amount, so that the Ratio becomes less than or equal to the Initial Ratio.

"Failure to Comply with the Top-Up Procedure" means that on the third Trading Day following the Top-Up Day (as defined below), VEGA has not carried out the Ratio Restoration.

(ii) Procedure

If, at the close of trading on a given Trading Day between the Top-Up Commencement Date and the Expiry Date, the Agent determines that the Ratio is a percentage equal to or greater than the Maximum Ratio (hereinafter the "Top-Up Event"), then the Agent shall, on that Trading Day (hereinafter the “Top-Up Day”), send a written notice to VEGA informing it of the occurrence of the Top-Up Event (hereinafter the “Top-Up Notice”).

VEGA shall then carry out the Restoration of the Ratio no later than the third Trading Day following the Top-Up Day.

The Top-Up Amount shall be taken into account in the calculation of the Ratio as soon as the Top-Up Notice takes effect, even if the payment has not yet been effected, provided that such payment is made within the time limits specified in the paragraph above.

However, if the Specific Amount exceeds the Maximum Top-up Amount (as such term is defined in the Appendix), the parties agree that no Top-Up Amount shall be due.

Failure to Comply with the Top-Up Procedure constitutes an Event of Default under Article 7.1.1.12 of the Agreement.

(iii) Interest on the Specific Amount

The Specific Amount shall bear interest calculated daily from the Commencement Date (included) until the second Trading Day following the Expiry Date (exclusive), the first day of this period included and the last day excluded (an “Interest Period”) at the €STR rate for amounts paid in EUR and at the SONIA rate for amounts paid in GBP, applied in accordance with the formula for calculating the Variable Amount referred to above. The amount of interest calculated for each Interest Period shall be paid on the second Trading Day following the Expiry Date. The amount of interest shall be paid by SG to VEGA.

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B.	Release Event:

If, following a Top-Up Event, the Agent determines that the Ratio remains below the Release Ratio on a given Trading Day (hereinafter the “Release Event”), then the Agent shall send a written notice to VEGA specifying the amount by which the Specific Amount payable by SG to VEGA is to be reduced so that the Ratio becomes equal to the Initial Ratio. For the sake of clarity, it is specified that at all times, the Specific Amount must be greater than or equal to zero.

VEGA may then, on a Trading Day, request that SG make a cash payment so that the Ratio becomes equal to the Initial Ratio. Any cash payment pursuant to this paragraph shall take place on the fifth Trading Day following the date on which VEGA requested such payment.

For the sake of clarity, it is specified that on the Delivery Date of the Notional Number of Shares, SG shall pay to VEGA an amount equal to the Specific Amount on that date, and that this amount shall be subject to the netting provided for in Article 5.3 of the Agreement with other reciprocal payment obligations arising on the same day, including, without limitation, VEGA’s obligation to pay the Notional Amount and the Fixed Amount.

C.	Unused

[Left blank intentionally]

D.	Events affecting the Share:

If, between the Signature Date and the Expiry Date, any of the events referred to below occurs, the Agent shall determine and notify the Parties as soon as possible following the occurrence of the event in question of the consequences for this Transaction arising from that event, the terms of which are set out in the provisions below.

D.1 Public offer, merger, demerger or any similar event

If, between the Signature Date and the Expiry Date (both dates inclusive), a public offer, merger, demerger or any event with similar characteristics or effects relating to the Share or the Issuer of the Share occurs, the Agent may decide to:

I/ with effect from the date of the official announcement of the event in question, terminate this Transaction, in accordance with the terms set out in Article 6.3 of the Technical Supplement “Share Option and Basket of Shares Option (March 2007)”;

II/ on the date of the official declaration of success for a public offer or on the official completion date for the other events in question (these dates to be determined in accordance with the regulations applicable to the Share concerned):

(1)       either determine the consequences for this Transaction, which may include, but are not limited to, the substitution of the relevant Share with a new share, or

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(2)       or terminate this Transaction in accordance with the terms set out in Article 6.3 of the Technical Supplement "Share Option and Basket of Shares Option (March 2007)".

D.2 In the event that, between the Commencement Date and the Expiry Date of this Transaction (both dates inclusive):

(i) the transfer of the Share’s listing on the Stock Exchange to another market, paragraph 6.2.3 of the Technical Supplement “Share Option and Basket of Shares Option (March 2007)” shall apply.

(ii) the delisting of the Share and the consequent cessation of any official listing thereof, paragraph 6.2.2 of the Technical Supplement “Share Options and Basket of Shares Options (March 2007)” shall apply.

D.3 In the event of the commencement of voluntary settlement or liquidation proceedings or any other equivalent proceedings, judicial reorganisation or liquidation proceedings or any equivalent proceedings, or the announcement of the nationalisation of the Issuer of the Share, this Transaction shall be terminated on the day on which such event occurs and the Agent shall calculate, in accordance with market practice, the amount of the cash adjustment payable by one Party to the other as a result of such termination and shall notify the Parties of the amount of the cash adjustment and the method of its calculation. This amount shall be paid by the Party liable for it to the other Party on the third Business Day following the date on which the Agent’s determination has been communicated to the Parties.

D.4 Market Disruption:

In the event of a Market Disruption lasting for more than five (5) consecutive Trading Days, the Agent shall notify the Parties, who shall consult with one another for a maximum period of two (2) Trading Days to determine the consequences for the Transaction.

In the absence of an agreement between the Parties within the aforementioned period, this Transaction shall be terminated and the date of early termination shall be the last day of the aforementioned period. The Agent shall calculate, in accordance with market practice, the amount of the adjustment payment due by one Party to the other as a result of such termination and shall notify the Parties of the amount of the adjustment payment and the method of its calculation. This amount shall be paid by the Party liable for it to the other Party on the third Business Day following the date on which the Agent’s determination has been communicated to the Parties.

E.	Adjustments:

In the event of any occurrence having a dilutive or anti-dilutive effect on the value of the Share, the Agent shall determine the consequences for this Transaction by adjusting, where necessary, the terms of the Transaction, and in particular the Reference Price and the Number of Notional Shares, in order to preserve the economic balance of this transaction as it stood prior to the occurrence of the event in question.

The Agent shall notify the Parties of the adjustments it has made.

If several adjustments were to take place on the same date, the adjustments would apply cumulatively.

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F.	Appointment of a joint agent:

Notwithstanding any provision to the contrary in the Agreement or the AFB Technical Addenda referred to above, in the absence of agreement between the Parties on any determination, calculation and/or finding made by the Agent, the Party acting in good faith shall notify the Agent thereof within two (2) Business Days from the date of receipt of the Agent’s notification regarding such determination, calculation or finding.

If, at the end of a consultation period of three (3) Business Days from the date of the notification referred to above, the Parties have been unable to reach an agreement, they shall appoint a joint representative chosen from among leading market participants in the equity derivatives market, who shall carry out the disputed determination, calculation and/or finding.

In the event of disagreement between the Parties regarding the choice of the joint representative, the latter shall be appointed by the President of the Paris Commercial Court at the initiative of one of the Parties.

The joint agent shall notify the Agent (who shall immediately notify the Parties) of the outcome of its determination, calculation and/or finding two (2) Business Days after the date of acceptance of the mandate. This outcome shall be binding on the Parties.

Payment, where applicable, shall be made on the second Business Day following receipt by the Parties of the results communicated by the joint agent.

The fees and expenses of the joint agent shall be borne equally by the Parties.

G.	Representations and undertakings:

1.	Each of the following declarations and undertakings constitutes additional declarations and undertakings under Article 6.1 of the Agreement (in addition to those contained in Article 6 (representations and undertakings) of the Agreement) and the Parties agree that the provisions of Article 7.1.1.2 or 7.1.1.3 of the Agreement (as applicable) apply to them.

2.	VEGA declares to SG that:

(i)	this Transaction has been concluded in compliance with the legal and regulatory provisions in force, in particular the provisions of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as well as the delegated regulations supplementing Regulation (EU) No 596/2014 of 16 April 2014, as they form part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 as amended;

(ii)	it is not entering into this Transaction on the basis of material non-public information concerning the Share and/or the Issuer;

3.	Each Party has entered into this Transaction after conducting its own analysis of the Transaction, having regard in particular to its financial capacity and economic needs, and has not relied on the other Party in this regard.

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4.	Each Party represents and warrants that, for the purposes of this Transaction, (i) it acts, and shall act until completion of the Transaction, exclusively through its registered office in France, (ii) any invoice it issues in connection with the Transaction shall be issued from its registered office in France and (iii) the bank account to which any payment made in connection with the Transaction is made is not located, and shall not be located until completion of the Transaction, in a non-cooperative state or territory within the meaning of Article 238-0 A of the French General Tax Code and is not held, and shall not be held until completion of the Transaction, with a financial institution established or located in such a non-cooperative state or territory.

5.	In accordance with the provisions applicable to it, where relevant, each Party shall record, for tax purposes, the income arising from this Transaction in its taxable income in France.

6.	The Parties acknowledge that this Transaction is strictly confidential and undertake not to disclose (except as otherwise agreed by each Party) either its existence or its details, except where required by mandatory regulations or by order of a public or regulatory authority.

7.	VEGA represents to SG that it will comply, in all material respects, with all its regulatory and/or legal obligations relating to this Transaction, including, but not limited to:

(i)	those arising from the United States Federal securities laws, including, without limitation, Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended or modified; and

(ii)	those relating to filings pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended or modified.

8.	VEGA declares that it is not, and that the implementation of this Transaction does not require it to be, registered as an “Investment Company” as that term is defined in the Investment Company Act of 1940 applicable in the United States of America.

9.	VEGA declares on the signature date of this Transaction only that it is not an “affiliate” as defined in Rule 144 of the Securities Act of 1933 applicable in the United States of America.

10.	VEGA declares and reiterates for the duration of this Transaction that it is not a senior officer, director or board member of the Issuer. To this end, VEGA undertakes not to accept being appointed (and undertakes that no representative who is a person related to the group to which VEGA belongs (within the meaning of Article L.233-3 of the French Commercial Code) shall be appointed) as a senior officer, director or board member of the Issuer for the duration of this Transaction.

11.	[Left blank intentionally]

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12.	Party B declares and undertakes that each of the notifications and declarations required under the competition law applicable to VEGA, including, but not limited to, federal and/or state law of the United States of America in relation to this Transaction, shall be made within the required time limits, including any declaration, notification and/or any other similar procedure under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or modified, applicable in the United States of America; and Party B must, for the duration of this Transaction, comply with any other declaration, notification and/or similar procedure under competition law.

13.	[Left blank intentionally]

14.	The Parties also agree as follows:

(i)	they are not acting in concert;

(ii)	no agreement relating to non-equity rights, including but not limited to voting rights, concerning (i) the Shares and/or the Issuer, (ii) hedging transactions relating to this Transaction and (iii) the completion of this Transaction, other than those contained in this Confirmation, has been entered into between them;

(iii)	Party B has no ability to influence, and undertakes not to influence in any way, Party A’s decisions regarding the economic management of this Transaction, nor regarding any exercise of voting rights by Party A in respect of the Shares; and

(iv)	even though Party A may manage the risks associated with this Transaction at its sole discretion, Party A has no obligation to purchase or hold Shares.

15.	The Parties agree that they will cooperate in good faith with each other with a view to taking all necessary or desirable steps or measures for the purposes of facilitating the implementation of the Transaction in as timely and efficient a method as possible as contemplated by this Agreement and/or the fulfilment by each Party of its obligations in relation to this Agreement and the Transaction.

H.	Registration fees:

Any stamp duty and registration fees to which the delivery of this Transaction and its execution (excluding the establishment and the management of the related hedging by Party A) may give rise to shall, where applicable, be borne by VEGA, provided in all cases that Party A has not failed to avail itself on its or Party B's behalf of any available exemption or relief in relation to any such stamp duty and registration fees and subject to notification by SG (as the counterparty to the Transaction) to VEGA prior to payment of the amount of such stamp and registration duties and of the documents evidencing their liability.

I.	Non-assignability:

Unless otherwise provided, neither Party A nor Party B may assign or transfer their rights and obligations arising from the Confirmation in respect of the Transaction.

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J.	Consequences of termination of Transaction other than through occurrence of Expiry Date

For the avoidance of doubt, and without prejudice to the stipulations of this Agreement (as supplemented by the Share Option Technical Addendum as may be relevant), in the event of termination of this Transaction otherwise than at the Expiry Date where the Additional Delivery Conditions have been met (either at maturity or through voluntary early termination as contemplated under that definition), there shall be no obligation on the part of Party A to deliver any Shares to Party B, and Party B shall have no rights to call for Shares thereunder, in each case by reference to the Notional Shares under this Transaction.

K.	Conditions precedent / Financial guarantee:

As a condition precedent to the implementation of this Transaction and this Confirmation, to secure the obligations of Party B:

1)	an irrevocable first-demand guarantee (hereinafter the “Guarantee”) has been issued by the Guarantor (as defined in the Appendix), it being specified that, solely for the purposes of the Transaction and this Confirmation, any amount received by Party A from the Guarantor in EUR under the Guarantee shall be applied towards obligations in GBP after conversion at the exchange rate published by Bloomberg on page BFIX at 17:00 (Paris time), mid-point, on the Business Day preceding the day on which Party A sends the Guarantor its written demand for payment under the Guarantee.

2)	Party B shall provide Party A with the following documents:

a.	a copy certified as true by an authorised signatory of the following documents:

(i)	the resolution of a competent body of Party B authorising the conclusion of this Transaction and the Agreement;

(ii)	the resolution of the Guarantor’s Président authorising the issue of the Guarantee; and

(iii)	the up-to-date articles of association of Party B on the one hand and the Guarantor on the other;

b.	a KBIS extract relating to Party B on the one hand and the Guarantor on the other hand, dated within the last 15 days.

Each Party confirms that it has the legal capacity to sign a contract electronically and undertakes to take all appropriate measures to ensure that the electronic signature of this Confirmation is provided by a representative duly authorised for the purposes hereof.

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Please return to us as soon as possible a copy of this Confirmation duly signed by your authorised representatives.

Signed in London on 22 May 2026 in two (2) originals.

Agreed

SOCIETE GENERALE

ZAKARIA JODDAR

/s/ Zakaria JODDAR

By: Zakaria JODDAR

Position: Authorised signatory

[Signature Page – ELS Confirmation (English)]

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Agreed

VEGA

XAVIER RIOULT DE NEUVILLE

/s/ Xavier RIOULT DE NEUVILLE

By: Xavier RIOULT DE NEUVILLE

Position: Authorised signatory

[Signature Page – ELS Confirmation (English)]

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